Exhibit 99.1

Entravision Strengthens Leadership Team with Key Promotions to Drive Sales Growth and Enhance Operational Efficiency

SANTA MONICA, Calif. – October 16, 2024 – Entravision Communications Corporation (NYSE: EVC) (“Entravision” or the “Company”) today announced several key leadership appointments aimed at bolstering its sales growth strategy and operational effectiveness:

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Juan Navarro has been appointed Chief Revenue Officer, after previously serving as Executive Vice President of Local Sales. Mr. Navarro will succeed Karl Meyer, who is departing the company.
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Marcelo Gaete has been appointed Chief Government Affairs Officer, after previously serving as Executive Vice President of Public and Government Relations.
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Larry Safir will assume the role of Executive Vice President for Entravision Texas. Mr. Safir has most recently served as a consultant advisor to Entravision, after previously serving as the company’s Executive Vice President for media properties in Texas.

Michael Christenson, Entravision’s Chief Executive Officer, said, “I am excited to welcome Juan to his new role as our Chief Revenue Officer. He is a proven leader with a commitment to local television, radio and digital media and a track record of building performance-focused sales teams across all of Entravision’s markets.”

“I am excited to serve as Entravision’s CRO and leverage my experience to help drive the company’s future growth,” said Mr. Navarro. “We have significant opportunities ahead to deliver innovative solutions and exceptional value to our clients, and I look forward to collaborating with our teams in this new capacity.”

Mr. Christenson added, “Marcelo’s expertise in the political landscape will be vital for us as we capitalize on opportunities in government and political advertising revenue during election years as well as off-cycle years. Larry has been a trusted advisor since I joined Entravision, and his deep industry insights and strategic vision will be instrumental as we navigate the evolving media landscape. I also want to thank Karl for his dedication and service to the company, and we wish him all the best in his future endeavors.”

About Juan Navarro

Mr. Navarro has more than 20 years of experience in Spanish-language broadcast media. He served as the Company’s Executive Vice President of Integrated Marketing Solutions since January 2024, and prior to that served as the Company’s Regional Vice President of Integrated Marketing Solutions since August 2019. Before that, he served in various roles at Spanish-language media companies, including eight years as an Interactive Sales Manager with the

Company. Mr. Navarro earned his Master in Business Administration degree from the Anderson School of Management at the University of California, Los Angeles, and a Bachelor of Science degree in Public Affairs from the University of Southern California.

About Marcelo Gaete

Mr. Gaete was appointed Entravision’s Executive Vice President of Public and Government Relations in 2013. In this role, Mr. Gaete oversaw the Company’s community and government relations, leveraging his extensive experience in political and non-partisan campaigns to empower Latino communities. Mr. Gaete is the Board President of Mi Familia Vota Educational Fund, promoting civic participation among Latino and immigrant communities, and serves on the board of the Coalition for Humane Immigrant Rights Los Angeles (CHIRLA) Action Fund. Previously, he spent nearly a decade at the NALEO Educational Fund, where he led impactful campaigns like Ya Es Hora¡, helping over a million legal permanent residents become U.S. citizens. Mr. Gaete also played a key role as Western Political Director for the Mike Bloomberg presidential campaign in 2020. Mr. Gaete holds a B.A. in Political Science from the University of Illinois at Chicago and continues to make significant contributions to political and civic engagement.

About Larry Safir

Mr. Safir is a media executive recognized for his significant contributions to the broadcasting industry, including receiving the Texas Association of Broadcasters’ “Lifetime Achievement Pioneering Award” in 2014. With a career that includes serving as Executive Vice President of Entravision from 1992 to 2010, he built and managed nine media properties in McAllen, Texas, producing the first Spanish-language newscast for Univision in the Rio Grande Valley. A Tony Award-winning and two-time Grammy-nominated executive producer, he has also invested in numerous Broadway and Las Vegas shows. Mr. Safir is a managing partner at Doctors Hospital at Renaissance, the nation’s largest physician-owned hospital, and serves as Chairman of its Cancer Foundation.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company.

From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

About Entravision Communications Corporation

Entravision is a media and advertising technology company. Our broadcast properties include the largest television affiliate group of the Univision and UniMás television networks and one of the largest groups of primarily Spanish-language radio stations in the United States, providing our customers with substantial access and engagement opportunities in top U.S. Hispanic markets. Smadex, our programmatic ad purchasing platform enables customers, primarily mobile app developers, to purchase advertising electronically and manage data-driven advertising campaigns. Learn more about our offerings at entravision.com.

Contacts

Mark Boelke Roy Nir

Chief Financial Officer and Treasurer VP, Financial Reporting and Investor Relations

Entravision Entravision

310-447-3870 310-447-3870

mboelke@entravision.com ir@entravision.com